UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.         )

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Papa John’s International, Inc.
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April 20, 2022

Dear Stockholders of Papa John’s International, Inc.:

For Papa John’s, “BETTER INGREDIENTS. BETTER PIZZA.®” is about more than pizza. It’s a commitment that extends to our Environmental, Social and Governance (“ESG”) goals, including to the humane treatment of animals across our supply chain. We outline these in our Corporate Animal Welfare Position statement and in our Corporate Responsibility Report, both publicly available on our website.

Over the past three years Papa John’s has developed and advanced a comprehensive ESG strategy, prioritizing topics and initiatives identified through our materiality assessment and informed by ongoing engagement with a broad range of stakeholders.

Many of our ESG efforts have focused on our pizza – from ensuring ingredient quality and safety, to taking steps to improve our packaging. We have prioritized and disclosed these efforts and our progress. Some highlights include:

•	Eliminating artificial flavorings and synthetic colors from our menu items (first national pizza chain to do so) and establishing a “No Antibiotics Ever” standard in 2016. In June 2021, we proactively disclosed a temporary change to our supply of chicken in response to disruptions resulting from COVID-19. We are temporarily sourcing chicken breast meat raised without antibiotics important to human medicine (NAIHM) to ensure consistent supply.

•	Reducing single-use packaging through our reusable dough trays and exploring opportunities to increase the use of sustainable packaging materials. Our pizza boxes are produced by suppliers that are certified to the Sustainable Forestry Initiative (SFI) Sourcing Standard.

•	Establishing a commitment to transition 100% of eggs and egg ingredients to come exclusively from cage-free suppliers by 2030. As an example of our commitment to productive stakeholder engagement, in 2021 we worked with Lever Foundation, a UK-based animal welfare organization, to establish this pledge.

We hope that the Company and the Board have earned shareholders’ trust that we are committed and best able to determine which ESG priorities and animal rights initiatives to which we should devote our attention and resources; we have done this and will continue to do this while taking into account shareholder feedback.

For this reason, I am writing on behalf of the Company to request that you vote “AGAINST” Item 4. Stockholder Proposal Regarding ESG Disclosure Related to Pork Housing in the 2022 Proxy Statement, considering the following items:

•	Papa John’s does not breed, process, transport, own or raise animals. As such, we are beholden to the supply available to us. Further, we have limited influence or ability to dictate terms to our suppliers given our size (the annual volume of pork we purchased in 2021 for company-owned and franchised restaurants in the U.S. represented less than 0.4% of total U.S. pork consumption).

•	Today less than 4% of U.S. pork supply is produced without any use of gestation crates. The pork supply industry has made little progress toward the use of alternative housing options for sows (pregnant pigs) since 2013, when Papa John’s announced our commitment to shift away from the use of traditional gestation crates.

•	Nevertheless, Papa John’s has made progress in effecting positive change, including in 2021, contracting with three new pork vendors to increase access to supply chains that use alternative sow housing, as well as to ensure enough supply of pork products for our operations in light of supply chain disruptions and the overall uncertainty in the supply chain.

We firmly believe this proposal is uninformed and that its prescriptive nature does little to improve Papa John’s operations and only serves to disparage an otherwise exceptional sustainability program. We believe this should be concerning to shareholders.

Animal welfare remains an important issue for our business and our stakeholders. Regardless of this proposal, we remain committed to improving and doing better. We will continue our ongoing efforts to source pork that is raised and processed in accordance with our Animal Welfare guidelines. We will continue working with our suppliers to identify – and encourage the creation of – more sources of pork raised in alternative housing options (including open pen gestation and group housing).

Ultimately, our goal is to ensure our strategy moving forward is aligned both with the evolution of the pork supply industry and with best practices for animal care, while also being commercially viable. Based on this ongoing work, we believe we can then make commitments that balance the interests of all of Papa John’s stakeholders.

Lastly, I highlight that this year we introduced an ESG performance metric into our Management Incentive Plan, as part of our commitment to live our values and demonstrate leadership in the industry. The purpose of the ESG metric is to align management compensation with key 2022 ESG priorities set out by the Corporate Governance and Nominating Committee, including in the areas of workforce diversity and environmental impact.

I appreciate your time and consideration; please do reach out if you have any questions or immediate concerns on this proposal or any other matter.

Signed,

Rob Lynch